Exhibit 99.1

True Religion Apparel Reports 2009 First Quarter Financial Results

— Net sales increased 19.1% to $63.6 million —

— Gross margin increased 380 basis points to 60.9% —

— Operating income increased 15.0% to $13.1 million —

—Net income increased 9.8% to $7.6 million, or $0.32 per diluted share, from $6.9 million,

or $0.29 per diluted share in Q1 08 —

— Reiterates full year 2009 guidance of net sales of $290 million to $297 million and EPS of $1.73 to $1.81. —

VERNON, California — May 5, 2009 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Financial Results

•                  Total net sales were $63.6 million, an increase of 19.1% from $53.4 million in the first quarter of 2008.

•                  Net sales for the Company’s U.S. wholesale segment decreased 11.0% to $28.9 million from $32.5 million in the prior year period.

•                  Net sales for the Company’s consumer direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 95.8% to $23.1 million from $11.8 million in the prior year period.  The Company operated 49 branded stores as of March 31, 2009, compared to 18 as of March 31, 2008.

•                  Net sales for the Company’s international segment increased 26.0% to $11.2 million from $8.9 million in the prior year period.

•                  First quarter 2009 net sales included $0.4 million of licensing revenue.

•                  Gross profit was $38.7 million, or 60.9% of net sales, compared to $30.5 million, or 57.1% of net sales, in the first quarter of 2008.  The overall improvement in gross margin was due to the ongoing segment mix shift toward the Company’s higher-margin consumer direct business.

•                  Selling, general and administrative (“SG&A”) expense increased 34.1% to $25.7 million from $19.1 million in the prior year period, and as a percentage of sales, increased 450 basis points to 40.3% from 35.8% in the same period a year ago. The year-over-year growth in SG&A expenses was driven by the increased investment in infrastructure to support the Company’s growth plans, including the expansion of its consumer direct and international businesses. The increase in SG&A expenses was partially offset by a decrease in share-based compensation expense.

•                  Operating income increased 15.0% to $13.1 million, or 20.5% of net sales, from $11.4 million, or 21.2% of net sales, in the 2008 first quarter.  The year-over-year reduction in operating margin was primarily driven by the decrease in the Company’s consumer direct operating margin.

•                  The effective tax rate for the quarter was 41.7%.  In the first quarter 2009, the Company revised its state income tax apportionment factors for 2004 through 2008, the cumulative impact of which resulted in approximately $540,000 in incremental taxes that were recorded in the quarter.  The Company expects an effective tax rate of 37.7% for the remaining quarters in 2009 with an effective tax rate of 38.5% for the full year of 2009.

•                  Net income increased 9.8% to $7.6 million, or $0.32 per diluted share based on weighted average shares outstanding of 24.0 million, from $6.9 million, or $0.29 per diluted share based on weighted average shares outstanding of 24.1 million, in the 2008 first quarter.

Management Comments

“We are pleased with our start to 2009, which marks a continuation of the positive brand momentum experienced in 2008,” said Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc. “Despite the challenging economic environment, we remained committed to our strategy of continually delivering innovative jeans, sportswear and licensed products, reaching more consumers through our branded retail stores and wholesale partners and building awareness of the True Religion brand world-wide.  Our integrated approach to growth enabled us to increase first quarter revenues by 19% and net income by 10% over the prior year period.”

Balance Sheet and Liquidity

As of March 31, 2009, the Company had $76.5 million of cash and cash equivalents and no long-term borrowings.  Inventory increased to $28.1 million, or $2.3 million, from the beginning of 2009, to support the expansion of the Company’s branded retail stores.  Net cash provided by operating activities during the first quarter of 2009 was $23.0 million compared to $19.4 million in the prior year period.

Store Openings

During the 2009 first quarter, True Religion opened seven new stores, bringing its total store count at March 31, 2009, to 49 stores, compared to 18 stores at March 31, 2008.  In April 2009, the Company opened two new stores, bringing the total store count to 51 stores.  The Company continues to anticipate opening 16 additional new stores by year-end 2009 for a total of 67 branded retail stores.

Q1 2009 Segment Results

(Dollar amounts in thousands)

	Three Months Ended
	March 31,
	2009		2008	% Increase/Decrease
Net Sales
U.S. Wholesale	$28,925		$32,511	(11.0)%
Consumer Direct	23,061		11,778	95.8%
International	11,219		8,903	26.0%
Other	419		240	74.6%
	$63,624		$53,432	19.1%

		Gross Margin %		Gross Margin %
Gross Profit
U.S. Wholesale	$15,135	52.3%	$16,907	52.0%
Consumer Direct	17,090	74.1%	9,193	78.1%
International	6,075	54.1%	4,145	46.6%
Other	419	100.0%	240	100.0%
	$38,719	60.9%	$30,485	57.1%

		Operating Margin %		Operating Margin %
Operating Income
U.S. Wholesale	$6,868	23.7%	$9,049	27.8%
Consumer Direct	7,013	30.4%	4,737	40.2%
International	5,153	45.9%	3,982	44.7%
Other	(5,981)	NM	(6,418)	NM
	$13,053	20.5%	$11,350	21.2%

Guidance

The Company is reiterating its guidance for the fiscal year ended December 31, 2009, as follows:

•                  Net sales are expected to be in the range of $290 million to $297 million

•                  EPS is expected to be in the range of $1.73 to $1.81.

The Company’s 2009 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 24.6 million and an effective tax rate of 38.5%.

Investor Conference Call

True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international) and entering passcode: 4054899.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jean and jean-related brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in contemporary department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Among these forward looking statements are our 2009 Guidance, Segment Guidance, Store Opening Guidance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations.  These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports of Form 10-Q and our other filings with the SEC, and include: the current downturn in the United States economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and control its expansion plans.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations

Laura Foster
ICR, Inc.
(310) 954-1110

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$63,624	$53,432
Cost of sales	24,905	22,947
Gross profit	38,719	30,485

Selling, general, and administrative expenses	25,666	19,135

Operating income	13,053	11,350

Interest income, net	(18)	(424)

Income before provision for income taxes	13,071	11,774
Provision for income taxes	5,446	4,827
Net income	$7,625	$6,947

Earnings per share:
Basic	$0.32	$0.30
Diluted	$0.32	$0.29

Weighted average shares outstanding:
Basic	23,851	23,221
Diluted	23,953	24,070

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share amounts)

(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$76,500	$57,245
Short-term investments	—	4,850
Accounts receivable, net of allowances:
From factor	15,110	23,060
From customers	7,283	10,043
Inventory	28,104	25,828
Deferred income tax assets	3,481	6,498
Prepaid expenses and other current assets	4,651	4,148
Total current assets	135,129	131,672
Property and equipment, net	31,126	28,006
Long-term investments	4,990	4,990
Other assets	1,795	1,784

TOTAL ASSETS	$173,040	$166,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$11,312	$10,633
Accrued salaries, wages and benefits	4,064	6,889
Income taxes payable	1,011	1,042
Total current liabilities	16,387	18,564
Long-Term Liabilities:
Long-term deferred rent	5,656	4,536
Long-term deferred tax liabilities	1,541	1,102
Total long-term liabilities	7,197	5,638
Total liabilities	23,584	24,202

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,357 and 24,450 issued and outstanding, respectively	3	2
Additional paid-in capital	40,684	38,554
Retained earnings	108,751	103,508
Accumulated other comprehensive income, net	18	186
Total stockholders’ equity	149,456	142,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$173,040	$166,452

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$7,625	$6,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,267	592
Provision for bad debts and returns	758	301
Stock-based compensation	2,783	3,864
Tax benefit from stock-based compensation	(653)	—
Excess tax benefit from stock-based compensation	653	(29)
Deferred income tax provision	3,408	1,941
Other	41	—
Changes in operating assets and liabilities:		—
Accounts receivable from customers	2,421	6,327
Accounts receivable from factor	7,423	(1,844)
Inventory	(2,356)	(3,848)
Prepaid expenses and other current assets	(512)	122
Accounts payable and accrued expenses	1,910	3,629
Accrued salaries, wages and benefits	(2,825)	(1,514)
Income taxes payable	(31)	2,702
Long-term deferred rent	1,121	251
Net cash provided by operating activities	23,033	19,441

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,591)	(3,237)
Expenditures to establish trademarks	(20)	(40)
Sales of marketable securities	4,850	5,203
Net cash used in investing activities	(761)	1,926

CASH FLOWS FROM FINANCING ACTIVITIES:
Tax withholding payment for stock-based compensation	(2,381)	(2,254)
Excess tax benefit from stock-based compensation	(653)	29
Net cash used in financing activities	(3,034)	(2,225)

Effect of exchange rate changes in cash	17	—

Net increase (decrease) in cash and cash equivalents	19,255	19,142
Cash and cash equivalents, beginning of period	57,245	28,686
Cash and cash equivalents, end of period	$76,500	$47,828